Exhibit 5.2
Betzer, Roybal & Eisenberg p.c.
attorneys at law
4900 Lang Avenue NE, Suite 202
Albuquerque, New Mexico 87109
Phone: (505) 797-0105
Fax: (505) 797-0170
October 2, 2006
Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
    We have acted as special counsel to Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation (“SFNTC”), (an “Original Guarantor” and one of the “Guarantors”), in connection with the preparation and filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the “Registration Statement”) relating to the public offering by Reynolds American Inc., a North Carolina corporation (“RAI”), of up to $2,938,817,000 aggregate principal amount, in eight series due 2007 through 2018, of RAI’s Senior Secured Notes (collectively, the “New Notes”) and the related guarantee thereof on a senior secured basis by each of the Guarantors (the “New Guarantees”). The New Notes will be issued pursuant to an indenture dated as of May 31, 2006, among RAI, as issuer, the Original Guarantors, as guarantors, and The Bank of New York, as trustee, as amended by a first supplemental indenture dated as of September 30, 2006, pursuant to which certain additional Guarantors became parties to such indenture as guarantors (as amended, the “2006 Indenture”). The New Guarantees are guarantees contained in the Indenture. The New Notes and New Guarantees are to be issued in exchange for a like principal amount of RAI’s currently outstanding 6.500% Senior Secured Notes due 2007, 7.875% Senior Secured Notes due 2009, 6.500% Senior Secured Notes due 2010, 7.250% Senior Secured Notes due 2012, 7.250% Senior Secured Notes due 2013, 7.300% Senior Secured Notes due 2015, 7.625% Senior Secured Notes due 2016 and 7.750% Senior Secured Notes due 2018 (collectively, the “Outstanding Notes”), as contemplated by the Registration Rights Agreement, dated as of May 31, 2006, by and among RAI, the Original Guarantors and Lehman Brothers Inc., J.P. Morgan Securities Inc. and Citigroup Global Markets

Reynolds American, Inc.
October 2, 2006

Inc., as representative of the initial purchasers named therein and the Registration Rights Agreement dated as of June 16, 2006, by and among RAI, the Original Guarantors and The Bank of New York.
     In our capacity as special counsel, we are familiar with the proceedings taken and proposed to be taken by SFNTC in connection with the authorization and issuance of the New Guarantees of SFNTC. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of SFNTC, the Company, the other Guarantors and others.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than SFNTC) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than SFNTC) of such documents and the validity and binding effect thereof on such parties (other than SFNTC).
     In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2006 Indenture; (ii) the 2006 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2006 Indenture, with all applicable laws and regulations; and (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2006 Indenture; and (v) the New Notes will be duly authenticated by the Trustee in the manner provided in the 2006 Indenture.
     Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:

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Reynolds American, Inc.
October 2, 2006

     1. The New Guarantee of SFNTC has been authorized by all necessary corporate action of SFNTC and has been duly executed and delivered by SFNTC.
     In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the State of New Mexico.
     This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours, BETZER, ROYBAL & EISENBERG, P.C.
By:	/s/ S.I. Betzer, Jr.
S.I. Betzer, Jr.

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